Exhibit 99.1

- NEWS RELEASE -
Date:	January 19, 2007
Contact:	Michael G. Carlton
President and CEO
Bruce W. Elder
Vice President
(919) 460-7770

Crescent Financial Corporation

Announces 63% Increase in Fourth Quarter 2006 Earnings and 56%

Increase in 2006 Annual Earnings

CARY, N.C. – Crescent Financial Corporation (NasdaqGM: CRFN), parent company of Crescent State Bank in Cary, North Carolina and Port City Capital Bank in Wilmington, North Carolina today announced unaudited net income for the year ended December 31, 2006 of $4,904,000 reflecting a 56% increase over net income of $3,144,000 for the year ended December 31, 2005. Diluted earnings per share for the current year increased by 13% to $.69 compared to split-adjusted diluted earnings per share of $.61 for the prior year period. The percentage increase in earnings per share was not comparable to the increase in net income due to the issuance of an additional 848,000 shares during the fourth quarter of 2005 and 2,432,000 shares in connection with the acquisition of Port City Capital Bank on August 31, 2006. The increase in net income for 2006 was primarily the result of strong earning asset growth.

Average earning assets for 2006 increased by approximately $137.9 million to $491.8 million compared to $353.9 million for 2005. Earning asset growth resulted in the increase of net interest income by 39% from $14.0 million in 2005 to $19.4 million in 2006. Non-interest income increased by 8% from $2.4 million to $2.6 million. Non-interest expenses increased by 24% from $10.8 million to $13.4 million primarily in the areas of personnel, occupancy and data processing expenses as the Company opened a new loan production office and a full-service branch office in Raleigh, North Carolina during the first and second quarters, respectively, and acquired Port City Capital Bank of Wilmington, North Carolina during the third quarter. The loan loss provision was $991,000 for the year ended December 31, 2006 compared to $807,000 for the prior year.

Unaudited net income for the three-month period ended December 31, 2006 was $1,643,000 or $.19 per diluted share compared with $1,005,000 or $.18 per split-adjusted diluted share for the three-month period ended December 31, 2005. In comparing results for the two quarterly periods, net income increased by 63%, net interest income increased by 59%, non-interest income increased by 4% and non-interest expenses increased by 32%. The loan loss provision was $374,000 for the current three-month period compared to $60,000 for the prior year period.

Crescent Financial Corporation reported total assets on December 31, 2006 of $697.9 million reflecting a 70% increase over total assets of $410.8 million on December 31, 2005. Total net loans increased by 68% from $324.0 million at December 31, 2005 to $542.9 million at December 31, 2006. Total deposits increased 68% from $322.1 million at December 31, 2005 to $541.9 million at December 31, 2006. Total stockholders’ equity grew by 100% from $41.5 million at December 31, 2005 to $83.0 million at December 31, 2006. The increase was primarily due to the acquisition of Port City Capital Bank and net income for the year.

Mike Carlton, President and CEO stated, “This past year reflects the results of our plan and continued commitment to build a top-performing financial institution. We are pleased to be able to report to our shareholders the significant increases in both balance sheet and net income over the past twelve months. This most recent quarter reflects the first full period of combined earnings from the completed merger with Port City Capital Bank. Our successes during the year would not have been possible without the dedication and focus from each of our employees.

As we move into 2007 and beyond, our branch network will increase more rapidly than in prior years as we seek out additional expansion opportunities. We have identified several banking locations in the Greater Raleigh area and Southeastern North Carolina, and hope to open three new offices by the end of 2007. Through our existing branch network and other identified communities, we are well positioned for further successes.”

Crescent State Bank is a state chartered bank operating ten banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner and Raleigh, North Carolina and one loan production office in Raleigh, North Carolina. Port City Capital Bank is a state chartered bank operating one full-service banking office in Wilmington, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation

Consolidated Balance Sheet

(Amounts in thousands except share and per share data)

(Unaudited)

	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005 (a)
ASSETS
Cash and due from banks	$14,295	$14,046	$12,263	$10,577	$9,403
Interest earning deposits with banks	763	812	207	571	69
Federal funds sold	92	11,556	8,738	—	—
Investment securities available for sale at fair value	84,723	83,827	64,397	59,262	55,550
Loans	549,819	526,066	365,174	355,806	328,322
Allowance for loan losses	(6,945)	(6,573)	(4,772)	(4,621)	(4,351)

Net Loans	542,874	519,493	360,402	351,185	323,971
Accrued interest receivable	3,046	2,950	2,146	1,913	1,768
Federal Home Loan Bank stock	3,583	3,133	3,072	2,712	2,133
Bank premises and equipment	5,908	5,818	5,067	5,008	4,844
Investment in life insurance	5,683	5,633	5,583	5,533	5,483
Goodwill	30,225	30,284	3,600	3,600	3,600
Other assets	6,717	6,619	5,288	4,657	3,967

Total Assets	$697,909	$684,171	$470,763	$445,018	$410,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Demand	$70,420	$74,875	$52,179	$49,879	$46,830
Savings	78,379	74,277	33,664	12,110	9,365
Money market and NOW	97,343	110,235	85,342	89,472	87,695
Time	295,739	280,844	198,444	198,103	178,191

Total Deposits	541,881	540,231	369,629	349,564	322,081

Short-term borrowings	24,451	14,741	16,000	10,775	14,964
Long-term debt	45,248	45,248	40,248	40,248	30,248
Accrued expenses and other liabilities	3,295	2,697	1,922	2,025	2,038

Total Liabilities	614,875	602,917	427,799	402,612	369,331

STOCKHOLDERS’ EQUITY
Common stock	8,265	8,249	5,798	5,035	5,026
Additional paid-in capital	62,659	62,522	28,829	29,513	29,406
Retained earnings	12,611	10,967	9,693	8,689	7,707
Accumulated other comprehensive loss	(501)	(484)	(1,356)	(831)	(682)

Total Stockholders’ Equity	83,034	81,254	42,964	42,406	41,457

Total Liabilities and Stockholders’ Equity	$697,909	$684,171	$470,763	$445,018	$410,788

Ending shares outstanding (b)	8,265,136	8,248,654	5,798,240	5,789,917	5,780,353
Book value per share	$10.05	$9.85	$7.41	$7.32	$7.17

Crescent Financial Corporation

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

	For the year ended		For the three-month period ended
	December 31, 2006	December 31, 2005 (a)	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
INTEREST INCOME
Loans	$33,094	$20,456	$11,125	$8,516	$7,019	$6,433	$5,989
Investment securities available for sale	3,303	2,323	1,038	877	724	663	612
Fed funds sold and other interest	310	47	125	129	51	5	8

Total Interest Income	36,707	22,826	12,288	9,522	7,794	7,101	6,609

INTEREST EXPENSE
Deposits	14,207	6,884	5,161	3,824	2,831	2,391	2,077
Short-term borrowings	844	475	234	164	213	233	211
Long-term debt	2,206	1,513	649	620	534	403	383

Total Interest Expense	17,257	8,872	6,044	4,608	3,578	3,027	2,671

Net Interest Income	19,450	13,954	6,244	4,914	4,216	4,074	3,938
Provision for loan losses	991	807	374	182	164	270	60

Net interest income after provision for loan losses	18,459	13,147	5,870	4,732	4,052	3,804	3,878

Non-interest income
Mortgage loan origination income	642	755	138	193	165	145	186
Service charges and fees on deposit accounts	1,288	1,045	341	321	308	318	297
Realized gain/loss on sale of securities	—	(16)	—	—	—	—	—
Other	682	633	222	181	146	133	192

Total non-interest income	2,612	2,417	701	695	619	596	675

Non-interest expense
Salaries and employee benefits	7,307	5,904	2,169	1,899	1,670	1,569	1,723
Occupancy and equipment	2,018	1,728	547	512	489	469	454
Data processing	834	648	260	205	186	183	170
Other	3,228	2,481	1,003	816	759	650	659

Total non-interest expense	13,387	10,761	3,979	3,432	3,104	2,871	3,006

Income before income taxes	7,684	4,803	2,592	1,995	1,567	1,529	1,547

Income taxes	2,780	1,659	949	721	564	547	542

Net income	$4,904	$3,144	$1,643	$1,274	$1,003	$982	$1,005

NET INCOME PER COMMON SHARE (b)
Basic	$0.74	$0.64	$0.20	$0.19	$0.17	$0.17	$0.19

Diluted	$0.69	$0.61	$0.19	$0.18	$0.17	$0.16	$0.18

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (b)
Basic	6,619,105	4,911,264	8,249,710	6,620,379	5,793,021	5,786,227	5,421,741

Diluted	7,078,590	5,165,861	8,697,190	7,080,336	6,025,727	6,010,819	5,656,219

Return on average assets	0.93%	0.84%	0.95%	0.94%	0.88%	0.93%	0.98%
Return on average equity	8.72%	10.34%	7.90%	8.99%	9.33%	9.91%	10.63%
Net interest margin	3.95%	3.94%	3.92%	3.89%	3.95%	4.09%	4.09%
Allowance for loan losses to avg loans	1.26%	1.33%	1.26%	1.25%	1.31%	1.30%	1.33%
Nonperforming loans to total loans	0.02%	0.01%	0.02%	0.02%	0.07%	0.01%	0.01%
Nonperforming assets to total assets	0.03%	0.01%	0.03%	0.05%	0.06%	0.01%	0.01%

(a)	Derived from audited consolidated financial statements.
(b)	Adjusted, where applicable, for the stock split effected as a 15% stock dividend paid on May 31, 2006 to stockholders of record on May 18, 2006.